FORM 3	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person* AP Towers, LLC (Last) (First) (Middle) Two Manhattanville Road (Street) Purchase , NY 10577 (City) (State) (Zip)	2. Date of Event Requiring Statement Month/Day/Year 02/11/2003 3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
4. Issuer Name andTicker or Trading Symbol

SpectraSite, Inc.

5. Relationship of Reporting Person(s) to Issuer
(Check all applicable)

   Director   X 10% Owner
   Officer (give title below)
   Other (specify below)

Description
6. If Amendment, Date of Original (Month/Day/Year) 7. Individual or Joint/Group Filing (Check Applicable Line) Form filed by One Reporting Person X Form filed by More than One Reporting Person
Table I - Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr.4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
Common Stock	5,575,809	D

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)	2. Date Exercisable(DE) and Expiration Date(ED) (Month/Day/Year) DE / ED	3. Title and Amount of Underlying Securities (Instr. 4) Title / Amount or Number of Shares	4. Conver- sion or Exercise Price of Deri- vative Security	5. Owner- ship Form of Deriv- ative Security: Direct (D) or Indirect (I) (Instr.5)	6. Nature of Indirect Beneficial Ownership (Instr.5)
Explanation of Responses:

(1)        Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands V (B), L.P. and Apollo German Partners V GmbH & Co. KG (collectively, the "Apollo Funds") are all members of AP Towers, LLC. Apollo Advisors V, L.P. ("Advisors") is the general partner of each of the Apollo Funds. Apollo Management V, L.P. ("Management") serves as the manager of AP Towers, LLC. AIF V Management, Inc. ("AIF V") is the general partner of Management. Apollo Capital Management V, Inc.
("ACM V") is the general partner of Advisors. The Apollo Funds, Advisors, Management, AIF V, ACM V, and Messrs. Leon Black and John Hannan, the executive officers and directors of AIF V and ACM V, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

By:	Date:
/s/ [See pages 3, 4 and 5 attached hereto]	02/20/2003

** Signature of Reporting Person	SEC 1473 (07-02)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Additional Information Reported For This Form
Name and Address of Reporting Person* AP Towers, LLC (Last) (First) (Middle) Two Manhattanville Road (Street) Purchase , NY 10577 (City) (State) (Zip)	Issuer Name and Ticker or Trading Symbol SpectraSite, Inc.	Statement for (Month/Day/Year) 02/11/2003

This Statement on Form 3 is filed by AP Towers, LLC, Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands V (B), L.P., Apollo German Partners V GmbH & Co. KG, Apollo Management V, L.P. and Apollo Advisors V, L.P. The principal business address of each of the Reporting Persons is Two Manhattanville Road, Purchase, New York 10577.

                AP TOWERS, LLC

                BY:        APOLLO MANAGEMENT V, L.P.
                        as Manager

                        By:        AIF V MANAGEMENT, INC.
                                Its General Partner

                                        By:         /s/ Michael D. Weiner
                                                Michael D. Weiner
                                                Vice President

                APOLLO INVESTMENT FUND V, L.P.

                By:        APOLLO ADVISORS V, L.P.
                        Its General Partner

                        By:        APOLLO CAPITAL MANAGEMENT V, INC.
                                Its General Partner

                                By:         /s/ Michael D. Weiner
                                        Michael D. Weiner
                                        Vice President

                APOLLO OVERSEAS PARTNERS V, L.P.

                By:        APOLLO ADVISORS V, L.P.
                        Its General Partner

                        By:        APOLLO CAPITAL MANAGEMENT V, INC.
                                Its General Partner

                                By:         /s/ Michael D. Weiner
                                        Michael D. Weiner
                                        Vice President

Additional Information Reported For This Form
Name and Address of Reporting Person* AP Towers, LLC (Last) (First) (Middle) Two Manhattanville Road (Street) Purchase , NY 10577 (City) (State) (Zip)	Issuer Name and Ticker or Trading Symbol SpectraSite, Inc.	Statement for (Month/Day/Year) 02/11/2003

                APOLLO NETHERLANDS PARTNERS V (A), L.P.

                By:        APOLLO ADVISORS V, L.P.
                        Its General Partner

                        By:        APOLLO CAPITAL MANAGEMENT V, INC.
                                Its General Partner

                                By:         /s/ Michael D. Weiner
                                        Michael D. Weiner
                                        Vice President

                APOLLO NETHERLANDS PARTNERS V (B), L.P.

                By:        APOLLO ADVISORS V, L.P.
                        Its General Partner

                        By:        APOLLO CAPITAL MANAGEMENT V, INC.
                                Its General Partner

                                By:         /s/ Michael D. Weiner
                                        Michael D. Weiner
                                        Vice President

                APOLLO GERMAN PARTNERS V GmbH & CO. KG

                By:        APOLLO ADVISORS V, L.P.
                        Its General Partner

                        By:        APOLLO CAPITAL MANAGEMENT V, INC.
                                Its General Partner

                                By:         /s/ Michael D. Weiner
                                        Michael D. Weiner
                                        Vice President

                APOLLO MANAGEMENT V, L.P.

                By:        AIF V MANAGEMENT, INC.
                        Its General Partner

                                By:         /s/ Michael D. Weiner
                                        Michael D. Weiner
                                        Vice President

Additional Information Reported For This Form
Name and Address of Reporting Person* AP Towers, LLC (Last) (First) (Middle) Two Manhattanville Road (Street) Purchase , NY 10577 (City) (State) (Zip)	Issuer Name and Ticker or Trading Symbol SpectraSite, Inc.	Statement for (Month/Day/Year) 02/11/2003

APOLLO ADVISORS V, L.P. By: APOLLO CAPITAL MANAGEMENT V, INC. Its General Partner By: /s/ Michael D. Weiner Michael D. Weiner Vice President